Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of our report dated August 28, 2017 (except for Note 2, under the heading Stock Split, as to which the date is January 29, 2018), with respect to the financial statements of Evolus, Inc. for the year ended December 31, 2016, included in the Registration Statement (Form S-1, No. 333-222478) and related Prospectus of Evolus, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
February 13, 2018